LEASE

This Lease entered into this 29th day of August, 2011 by and between Louisiana and North West Railroad Company, Inc., a Louisiana Corporation (“Lessor”) and Wood Energy Group, Inc. (“Lessee”).

1.  Premises:  On the terms expressed in this Lease, Lessor leases the Premises to Lessee, and Lessee leases the approximately Ten (10) acre parcel of land described on Exhibit “A” to this Lease (the “Premises”) for the Term, subject to the terms and conditions in this Lease.  By taking of possession of the Premises, Lessee (a) except as set forth in Section 3 herein, accepts the Premises as is; (b) waives any implied warranties of suitability, habitability, merchantability, and fitness for a particular purpose; and (c) waives all claims based on any defect in the Premises that could have been discovered by Lessee’s reasonable inspection.

2.  Term:  The term of this lease shall commence on the date site preparation is complete and accepated by Lessee in writing and shall continue thereafter for a period of Five (5) years.

3.  Site Preparation:  Upon execution hereof Lessor shall prepare the site for the uses as set forth in Section 5 hereof including, but not limited to soil stabilization and preparation for installation of a concrete pad as depicted on Exhibit A, which pad will be paid for and installed by contractors retained by Lessee

4.  Rent:  Rent for the premises shall be Ten Thousand Dollars ($10,000) per year payable in equal monthly installments on the first (1st) business day of each month during the term hereof, provided that on each anniversary of the date hereof during the Term, the amount of the rent shall be adjusted upwards to take into account any aggregate increase in the Rail Cost Adjustment Factor (RCAF) during the previous year.

5.  Use:  The Premises shall be used only for purposes consistent and compatible with Lessee’s business as a tie reclamation, grinding and disposal service. Lessee shall be permitted to build a rail spur line on the property as depicted in Exhibit A.  Lessee shall be solely responsible for complying with all Laws applicable to the use, occupancy, and condition of the Premises.  Lessee shall not engage in any activity that would constitute a nuisance or would disturb, unreasonably interfere with, or endanger Lessor or any other person. Lessee may place a modular office on the Premises, provided that this structure is skirted, and Lessee shall pay all costs of the structure, including without limitation, utility installation, grading, and any other costs.

6.  Switch Fees:  During the term hereof Lessee shall pay switch fees to Lessor for movement of railcars to and from the Premises as follows:  Four Hundred Dollars ($400) per car for movement of railcars both to and from the interchange point between Lessor and Union Pacific Railroad and Two Hundred Dollars ($200) per car for movement of railcars both to and from the interchange point between Lessor and Kansas City Southern Railroad;  provided that on each anniversary of the date hereof during the Term, the amount of the switch fees as set forth herein shall be adjusted upwards to take into account any aggregate increase in the RCAF during the previous year.

7.  Utilities and Taxes:  Lessee shall be responsible to arrange for and pay for all utilities for the premises.  Lessee shall be responsible to pay all taxes levied against the premises during the term hereof.  Lessee shall be responsible to pay sales and/or rent taxes if applicable.

8.  Condition of Premises and Maintenance:  Except as set forth in Section 3 hereof Lessee will be soley responsible for renovations to the premises to make it fit for its intended use at Lessee’s sole cost and expense.  Improvements to the premises will become the property of the Lessor at such time as the Lease is terminated unless removed by Lessee within a reasonable period following termination.  During the term of the lease Lessee shall be responsible for all maintenance to the premises at Lessee’s sole cost and expense; provided, however, that Lessor shall maintain the roadway providing ingress and egress to the Premises. Lessee shall not change, or permit any change of the existing grade or topography of the premises without the prior approval of Lessor.

9.  Compliance with Law:  Lessee shall, at its own cost and expense, promptly comply with all present and future laws, regulations and orders of all governmental authorities in any way applicable to or affecting the premises as a result of Lessee’s use thereof.  Lessee shall indemnify, defend and save harmless Lessor from and against, and shall pay, all expenses, damages, penalties, and claims, including without limitation reasonable attorney fees that may arise from, or be imposed because of the failure of Lessee to comply with this Section.

10.  Liability:  Lessee shall indemnify, hold harmless and defend Lessor from and against all loss, damage, liability, claims, actions, causes of action, expenses, damages, fines, penalties, judgments, settlements and demands of every kind or nature, including reasonable attorney fees, and investigator and expert fees, arising from or in any way connected with or related to Lessee’s use and occupancy of the premises, the operation of its business thereon or out of any failure by Lessee to perform any of the agreements, terms, covenants, or conditions of this Lease.

11.  Insurance:  Lessee shall maintain continuously in effect a policy of comprehensive Commercial General Liability Insurance, including contractual liability assumed by Lessee under this Lease.  Such insurance shall be in limits of not les than $1,000,000.00 per occurrence and $2,000,000.00 in the General Aggregate.  In addition Lessee shall maintain continuously in effect a policy of Automobile Liability Insurance in the amount of not less than $1,000,000.00.   Such insurance shall name Lessor as “Additional Insured” under such policies and state clearly that underwriters specifically agree to “waive rights of subrogation” against Lessor.

Lessee shall maintain continuously in effect Workers Compensation Insurance with part A specified as “Statutory” and part B with limits of $500,000/$500,000/$500,000.  Coverage must include Waiver of Subrogation and contain Alternate Employers Endorsement in favor of Lessor.

12.  Assignment and Subletting:  Lessee shall not assign this Lease or any interest therein at any time without the express written consent of the Lessor which consent may be withheld at Lessor’s reasonable discretion. Lessee shall not permit any security interest in any third party to attach to the premises or any part thereof, or to any improvements or to any personal property now or hereafter placed or kept thereon, without the prior consent of Lessor, and any attempt to do so without such consent shall render same null and void.

13.  Successors and Assigns:  The covenants and agreements herein contained shall inure to the benefit of and be binding upon the successors, heirs, personal representatives, and assigns of the parties hereto, subject to the provisions of Paragraph 12 of this Lease.

14.  Entire Agreement:  The entire Agreement between Lessor and Lessee is set forth in  this Lease and there are no understandings, agreements, or representations of any kind between the parties, verbal or otherwise, other than as set forth in this lease.  No change or modification of any of the covenants, terms or provisions hereof shall be valid unless in writing and signed by the parties hereto.

15.  Applicable Law:  This lease and the rights and obligations of the parties hereunder shall be construed in accordance with the laws of the State in which the premises are located.

In Witness Whereof, the parties have caused this Lease to be executed effective the date first above written.

Lessor:

Louisiana and North West Railroad Company, Inc.

By:	/s/ Johnnie Raab

Its:	GM

Lessee:

Wood Energy Group, Inc.

By:	/s/ Jon Ryan

Its:	CFO